Exhibit 99

Contact: Caren S. Epstein
September 24, 2004	(207) 885-3132

HANNAFORD PURCHASES VICTORY SUPER MARKETS

Acquisition highlights strong synergies in strategy and geographic fit

(SCARBOROUGH, ME)— Hannaford Bros. Co. today announced that it has entered into an agreement to purchase the Victory Super Markets chain for $175 million. Hannaford is part of the Belgium-based Delhaize Group. The company will operate 19 Victory Super Markets, 17 in central and southeastern Massachusetts and two in southern New Hampshire.

Leominster, Massachusetts-based Victory Super Markets was founded in 1923 by brothers James and Louis DiGeronimo. The chain is operated today by the second and third generations of the DiGeronimo family. The company employs more than 2600 associates. Annualized sales total approximately $385 million.

The acquisition of Victory Super Markets provides an optimal opportunity for Hannaford to meet its objective of expanding in Massachusetts and filling in within its existing trade area.

Ron Hodge, President and CEO of Hannaford commented, “Victory and Hannaford share similar strategies with respect to the importance of freshness, quality, variety, and value. We both believe that superior customer service is paramount. And we recognize that the success of our operations depends on recruiting and retaining a knowledgeable, engaged work force. Therefore, Victory customers can expect to receive the same exceptional service from the people they know and rely on to provide them with the quality and variety of products to which they are accustomed.”

Victory CEO and President Arthur P. DiGeronimo, Jr. said, “Victory’s success for three generations is a result of our commitment to treat our associates as extended family, provide our customers with the highest quality, value and service, and improve the communities where we do business. We strongly believe that Hannaford shares these values and culture and is best suited to take our family’s 81-year history to the next level of growth and success for our associates, customers, and communities.”

All retail associates will retain their jobs. While Victory’s corporate headquarters in Leominster will be closing, the 40 associates who work in the corporate office can apply for open positions at one of the company’s retail locations or at Hannaford’s corporate offices.

Hannaford currently operates 123 supermarkets and food and drug combination stores in Maine, New Hampshire, New York, Vermont and Massachusetts. Its Massachusetts locations include Lowell, Chelmsford, Dracut, Lunenberg, Orange and West Peabody. The company announced plans recently to open new stores in Taunton and Easton.

The acquisition, which will be net earnings accretive for Delhaize group from 2005 on, is subject to the customary conditions, including approval of the U.S. antitrust authorities, and is expected to close in the fourth quarter of 2004.

Hannaford Bros. Co., based in Scarborough, Maine, employs more than 21,500 associates. The company is a wholly owned subsidiary of Delhaize America, Inc. which in turn is owned by Delhaize Group of Brussels, Belgium. Additional information about the company can be found at its web site www.hannaford.com